SCHEDULE A

to the

INVESTMENT ADVISORY AGREEMENT

between

VICTORY VARIABLE INSURANCE FUNDS

and

VICTORY CAPITAL MANAGEMENT INC.

Dated July 29, 2016

				Must Be Approved
	Name of Fund	Fee*	Last Approved	By
1.	Victory High Yield VIP Series	0.60%	December 5, 2024	December 31, 2025

2.	Victory Sophus Emerging Markets VIP	1.00%	December 5, 2024	December 31, 2025
	Series

3.	Victory RS International VIP Series	0.80%	December 5, 2024	December 31, 2025

4.	Victory RS Large Cap Alpha VIP Series	0.50%	December 5, 2024	December 31, 2025

5.	Victory RS Small Cap Growth Equity VIP	0.75%	December 5, 2024	December 31, 2025
	Series

6.	Victory 500 Index VIP Series	0.25%	December 5, 2024	December 31, 2025

Current as of December 5, 2024

VICTORY VARIABLE INSURANCE FUNDS

By: /s/ Thomas Dusenberry

Name: Thomas Dusenberry

Title: President

Accepted:

VICTORY CAPITAL MANAGEMENT INC.

By: /s/ Michael Policarpo

Name: Michael D. Policarpo II

Title: President, Chief Financial Officer and Chief

Administrative Officer

*Expressed as a percentage of average daily net assets. Note, however, that the Adviser shall have the right, but not the obligation, to voluntarily or contractually waive any portion of the advisory fee from time to time. In addition, the Adviser may from time to time undertake in writing to limit the Funds’ total expenses for a definite period of time.